Aircraft Usage Policy

Revised: November 8, 2017

I.	POLICY

This policy governs the use of commercial and private Group 1 corporate aircraft (the "aircraft") by Group 1 associates and their guests. Any use of the aircraft must be approved by the Chairman of the Board or the President and CEO of Group 1 Automotive.

II.	GUIDELINES ON USAGE

A.
General. Aircraft use is generally restricted to company business, or entertainment related to company business. Personal use of the aircraft is discouraged due to unfavorable IRS deductibility, compensation, and disclosure treatment (see Appendix A). In exigent circumstances, personal use of the aircraft shall be considered by and require the approval of the Chairman of the Board and the President and CEO of Group 1.

B.
Supplement to Commercial Air Travel. Private aircraft should be used to supplement commercial air travel. Common sense should be employed when planning travel so that use of corporate aircraft hours is maximized.

C.
Upgrades. Upgrades of aircraft should be limited to situations where seating capacity and/or range are considerations. Any proposed upgrade should be noted on the Aircraft Request Form and approved by the person approving the use of the aircraft.

D.
Primary Service Area; Other Limitations. Aircraft operations are limited to the Primary Service Area of the Fractional Interest Program (all of the contiguous United States, southern Canada, Mexico, and portions of the Caribbean). In addition, aircraft operations are currently limited to FAR Part 135 operations, which impose certain restrictions on runway length and weather reporting capability at the destination airfield. Most primary and regional airports will meet FAR Part 135 requirements; however, in certain cases, these restrictions may require the selection of an alternate destination airfield.

E.	Corporate Risk. Those responsible for planning and/or booking a trip should consider who is traveling on the aircraft from a corporate risk perspective. Situations in which a number of top executives or board members are traveling together should be avoided. A point system will be used to determine who may fly together on either Group 1 corporate aircraft or any commercial flight (domestic or international) (see Appendix B). In addition to the point system set forth on Appendix B, it shall be expressly prohibited for the Chief Executive Officer to travel on any aircraft (private or commercial) with either the President (if different than the CEO) or the President-US Operations. Additionally, no more than three non-CEO directors may travel on the same private aircraft with the Chief Executive Officer, and no more than four directors should travel together on the same private aircraft.

III.	COORDINATING TRAVEL; APPROVAL

A.	Travel Coordinator. All travel must be coordinated through the office of the President and CEO. Every attempt should be made to coordinate travel arrangements at least 48 hours in advance.

B.
Requests; Approval. Requests for use of the aircraft shall be submitted by completing an “Aircraft Request Form” (see Appendix C) to the appropriate approving person. Use of the aircraft by Group 1 associates must be approved by the Chairman of the Board or the President and CEO. Use of the aircraft by members of the Board of Directors of Group 1 must be approved by the Chairman of the Board.

C.
Notice of Upcoming Trips. The office of the President and CEO will publish a notice of upcoming trips to company officers, so that if there is a business need for other employees to travel to that destination, they may be considered for transport.

D.	Trip Log. The office of the President and CEO will maintain a trip log to track, with respect to each trip, the date, destination(s), business purpose, and passengers.

IV.	OTHER MATTERS

A.	Regulation; Group 1 Policy. Aircraft passengers must abide by all jurisdictional laws and regulations, fractional program terms and conditions, as well as all Group 1 corporate policies.

B.
Logistics. Passengers should arrange to be at the departure location at least 15 minutes prior to the assigned departure time. Delays can add unnecessary expense to the program. Travelers are encouraged to travel “light” as there are weight and luggage space restrictions on smaller aircraft.

C.
Ground Transportation; Catering. Ground transportation and in-flight meals can be coordinated through the travel coordinator. Ground transportation should be limited to taxi, rental car or town car service (no limousines).

Appendix A

Personal Use of the Aircraft

Where the company-provided airplane is used for personal purposes (including entertainment) by employees, their relatives or other individuals accompanying them, the value of the trip(s) must generally be included in the taxable income of the employee, unless the individual repays the company using a method generally acceptable to the IRS (SIFL rate). In November of 2007, the Compensation Committee of the Board approved the personal use of the aircraft by Earl Hesterberg, the President and CEO, for up to 40 hours per year, provided that Mr. Hesterberg reimburse the company using the generally accepted rate cited above.

The Jobs Creation Act of 2004 added a provision to limit the company’s deductions in the case of personal use by specified individuals (including corporate officers) of corporate aircraft to the amount the individual includes as taxable compensation. Based on IRS procedures, companies must determine all expenses relating to the aircraft based on occupied seat hours or occupied seat miles flown, and allocate these expenses to any personal use by specified individuals, their relatives and other companions.

Where a spouse, dependent or other individual accompanies the employee on a trip that is a qualified business trip for the employee, their expenses will be considered personal and therefore taxable to the employee unless it can be established that there was a bona fide business purpose for them to make the trip (and substantiation requirements are met). This is a facts and circumstances determination, to be determined by the Chairman of the Board and President and CEO.

Where expenses for the personal use of a company aircraft are attributable to an employee that is subject to the excess compensation limitations under Section 162(m) of the Internal Revenue Code of 1986, the company’s deduction will be disallowed to the extent that the employee’s income (including the expenses attributable to personal use of the aircraft) exceed the annual $1 million excess compensation threshold.

Appendix B

Points System for Determining Flight Risk

In determining who may fly together on the aircraft, consideration must be given to succession risk. The following point system will help determine if passengers should be scheduled on alternative forms of transportation to minimize these risks. Any score over 100 requires the approval of the Chairman of the Board of Directors. Absent such approval, the trip planner shall be required to re-schedule the trip to get the score below 100.

Position                Points per passenger

CEO and/or President                50
Board Member                15
President, U.S. Operations            25
Executive Vice President            25
Senior Vice President                25
Vice President (two or less)            15
3rd or 4th Vice President             25

TOTAL                    ____

Appendix C

Aircraft Request Form

Name:                             Request to Upgrade Aircraft to Type:
Department:
Date of Proposed Trip:                 Reason: Range Capacity (circle one/both)

Business purpose of proposed trip:

Leg 1:

	City, State	Airport
Origin:
Destination:

Passengers:

Ground Transportation:                 Catering:

Leg 2:

	City, State	Airport
Origin:
Destination:

Passengers:

Ground Transportation:                 Catering:

Leg 3:

	City, State	Airport
Origin:
Destination:

Passengers:

Appendix C

Ground Transportation:                 Catering:

Date:                     Approved by:
CEO or Chairman (only)